UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 2, 2016

SPS Commerce, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34702	41-2015127
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 South Seventh Street, Suite 1000 Minneapolis, MN	55402
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (612) 435-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Severance and Change in Control Agreements

On February 2, 2016, we entered into new executive severance and change in control agreements with our Chief Operating Officer and Chief Financial Officer. These agreements provide that if a change in control occurs during the term of the agreement and the employee is employed by our company as of the date of the change in control, then all of the employee’s unvested stock options, restricted stock units or other equity awards outstanding as of the change in control will become fully vested as of the change in control.

The agreements provide for severance equal to 12 months’ base salary, 100% of the employee’s target annual cash incentive bonus and 12 months of the employer’s portion of health care premiums for the employee in the event of an involuntary termination without cause prior to a change in control. In addition, the agreements provide for severance equal to six months’ base salary, 50% of the employee’s target annual cash incentive bonus and six months of the employer’s portion of health care premiums for the employee in the event of resignation of employment by the employee for good reason prior to a change in control. Finally, the agreements also provide for severance equal to 12 months’ base salary, 100% of the employee’s target annual cash incentive bonus and 12 months of the employer’s portion of health care premiums for the employee in the event of an involuntary termination without cause or resignation of employment by employee for good reason upon or within 12 months after a change in control.

This description of the executive severance and change in control agreements does not purport to be complete and is qualified in its entirety by reference to the form of executive severance and change in control agreement, which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Adoption of Management Incentive Plan

On February 2, 2016, our compensation committee also adopted a Management Incentive Plan (the “Plan”) pursuant to which annual cash incentive opportunities will be provided to our executive officers and other employees during 2016 and subsequent years.

The Plan provides that any of our employees is eligible to participate in the Plan, and that the compensation committee will designate which employees will participate in the Plan and be granted an award for each fiscal year performance period. When an award is made, the compensation committee will specify the terms and conditions of the award, which will include that the award will be earned upon, and to the extent that, one or more performance goals based on one or more of the performance measures specified in the Plan have been attained over the course of the applicable performance period. The performance measures specified in the Plan involve a variety of financial and operational measures, and performance goals based on these measures may relate to company, subsidiary, business unit or individual performance.

In connection with establishing or applying the performance goals applicable to any performance period, the compensation committee may adjust the performance goals or the performance measures on which they are based to equitably reflect, in the compensation committee’s judgment, the impact of events during the performance period that are unusual in nature or infrequently occurring (such as acquisitions, divestitures, restructuring activities or asset write-downs), changes in applicable tax laws or accounting principles, or equity restructurings, reorganizations or other changes in corporate capitalization.

Following the completion of each performance period, the compensation committee will determine the degree to which the applicable performance goals were attained and the corresponding award amounts that would be payable to participants based on such attainment. The compensation committee retains the discretion, based on factors it deems relevant, to increase or decrease (including to zero) the amount of an award that would otherwise be payable to any participant based on attainment of applicable performance goals. The amount of any award determined to be payable will be paid to the participant in a lump sum cash payment no later than March 15 following the end of the applicable performance period. A participant must continue to be employed by us on the date of payment to receive payment of an award.

This description of the Plan does not purport to be complete and is qualified in its entirety by reference to the Management Incentive Plan document which is attached as Exhibit 10.2 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

No.	Description

10.1*	Form of Executive Severance and Change in Control Agreement

10.2*	Management Incentive Plan

*	Indicates executive compensation agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPS COMMERCE, INC.

Date: February 3, 2016	By:	/s/ Kimberly K. Nelson
Kimberly K. Nelson
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

No.	Description	Manner of Filing

10.1*	Form of Executive Severance and Change in Control Agreement	Filed Electronically

10.2*	Management Incentive Plan	Filed Electronically

*	Indicates executive compensation agreement